EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Premiere Global Services, Inc. and subsidiaries (the “Company”) Nos. 333-79599, 333-87635, 333-89891, 333-51380, 333-57698, 333-67292, 333-101262, 333-116506, 333-151962 and 333-167620 on Form S-8 of our reports dated March 14, 2011, with respect to the consolidated financial statements of the Company, and the effectiveness of internal control over financial reporting included in this Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Atlanta, Georgia
March 14, 2011